The Putnam Funds
One Post Office Square
Boston, Massachusetts  02109

IMPORTANT NOTICE

Our records indicate that you have more than one account in Putnam American Government Income Fund. To avoid the expense of multiple mailings, we have enclosed a proxy card for each of your accounts in this mailing.

Please sign, date, and return all proxy cards in the enclosed postage-paid envelope.

Thank you for your cooperation and prompt attention to this matter.



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